Exhibit 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS

FOURTH QUARTER 2004 REVENUES OF $260 MILLION AND

$0.23, ADJUSTED EARNINGS PER SHARE

Houston, Texas (MARCH 8, 2005)

Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”), one of the nation’s largest casual dining and entertainment companies announced its earnings for the fourth quarter and for the year ended December 31, 2004, which include record revenues and higher restaurant level margins. The Company successfully executed an $850 million refinancing in the fourth quarter structured to allow management to aggressively pursue growth opportunities in the restaurant, entertainment and gaming industries, as evidenced by the recent announcement of a definitive agreement to purchase the Golden Nugget Hotel and Casino in Downtown Las Vegas.

Revenues for the three months ended December 31, 2004, totaled $259.8 million, as compared to $254.1 million a year earlier. Net earnings for the quarter were $12.3 million, or $0.47 per diluted share, compared to $1.5 million, or $0.05 per diluted share for 2003. Included in the 2004 results is a $1.4 million ($0.9 million after tax) increased expense from changes in lease accounting and two infrequent items: a $16.6 million expense ($11.3 million after tax) associated with the Company’s December refinancing and a net $18.5 million income tax benefit (income) from recognizing the remaining previously reserved tax assets related to the tax benefits acquired with the Rainforest Cafe restaurants. Rick Liem, Chief Financial Officer, noted “The continued strong income generated by the Company has affirmed the tax benefits associated with the Rainforest Cafe acquisition.” The 2003 earnings include a $1.6 million ($1.0 million after tax) increased expense from changes in lease accounting and two infrequent items: an income tax benefit (income) of $6.3 million related to Rainforest Cafe tax benefits and other attributes, and a $13.5 million asset impairment charge and lease termination accrual ($9.3 million net of tax) resulting from the impairment of several assets. Excluding the effects of these infrequent items from both 2004 and 2003, earnings per share (diluted) for the fourth quarter 2004, adjusted, were $0.20 versus $0.16, adjusted for the same period in the prior year. Also excluding the increased expense from the change in lease accounting discussed below, earnings per share (diluted) were $0.23 compared to $0.19 in the fourth quarter of 2004 and 2003, respectively.

Revenues for the year ended December 31, 2004, totaled $1.2 billion, as compared to $1.1 billion a year earlier. Same store sales for the year were flat. Net earnings for the year were $66.5 million, or $2.39 per share (diluted), compared to $44.9 million, or $1.59 per share (diluted) in 2003. Included in the 2004 earnings are the previously mentioned expense related to the change in accounting for leases, the charge related to the refinancing and the tax benefit. Included in the 2003 earnings are the expense associated with the change in lease accounting, the previously mentioned tax benefit taken in the fourth quarter and an aggregate $15.1 million asset impairment charge and lease termination accrual ($10.4 million net of tax) resulting from the impairment of several assets. Excluding or adjusting for the above charges, comparative net earnings for 2004 were $59.3 million and for 2003 were $49.0 million. Excluding or adjusting for these items, adjusted earnings per share (diluted) for 2004 were $2.13 compared to earnings per share (diluted), adjusted, of $1.74 for 2003. Also excluding the increased expense from the change in lease accounting discussed below, earnings per share (diluted) for 2004 were $2.16 compared to $1.77 for the prior year.

The Company ended fiscal 2004, with 297 full service restaurants and several hospitality and limited service outlets primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House seafood restaurants, the Rainforest Cafe and Saltgrass Steak House restaurants. In 2005, the Board of Directors authorized a $50 million share repurchase program.

As a result of the impact of the additional interest expense related to the $850 million refinancing, and the extended closing required to obtain a gaming license in Nevada, the Company expects estimated 2005 earnings per share to approximate $2.00. The Company anticipates earning $0.28 to $0.29 in the first quarter, $0.77 to $0.78 in the second quarter, $0.76 to $0.77 in the third quarter, and $0.17 to $0.18 in the fourth quarter. The Company does not expect any benefit from the Golden Nugget acquisition until 2006 at which time the Company estimates earnings of approximately $2.50 to $2.60 per share.

Changes to Lease Accounting

The Company has changed its accounting for certain operating leases similar to the changes made by numerous other public companies. The changes generally arise from revisions to calculating straight line rent expense and depreciation by including certain option periods where failure to exercise such options would result in an economic penalty and including pre-opening periods where the Company is obligated under the lease but makes no rent payments while the site is under construction. Historically, the Company calculated straight line rents using the initial term of the lease commencing on the date rent payments began.

As a result, the Company will restate its historical financial statements to reflect these changes consistent with the treatment adopted by others in the industry. The restatement does not affect the Company’s previously reported or future cash flows, the timing of actual payments under the related leases or compliance with any debt covenants.

The restatement will increase rent expense by $1.3 million and $1.4 million for 2003 and 2002, respectively. The cumulative increase in rent expense for all prior years is $3.7 million. Depreciation expense will increase $0.3 million and $0.2 million in 2003 and 2002, respectively. The cumulative increase in depreciation expense for all prior years is $0.5 million. Earnings per share (diluted) will decrease $0.03 for 2003 and $0.04 for 2002.

The deferred rent liability will increase $1.8 million and $7.8 million, deferred taxes will decrease $0.6 million and $2.2 million and property, plant and equipment, net, will increase $0.2 million and $1.9 million for 2003 and 2002, respectively. Retained earnings at the beginning of 2002 will decrease $2.6 million. The cumulative effect of all changes will reduce retained earnings at the end of 2003 by $4.7 million.

Earnings per share adjusted for the change in lease accounting, refinancing costs, tax benefit, asset impairment charge and lease termination accrual is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to consummate the Golden Nugget transaction, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	President and C.E.O.		Senior Vice President and C.F.O.
	(713) 850-1010		(713) 850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY'S RESTAURANTS, INC.

CONDENSED BALANCE SHEETS

($ in Millions except per share amounts)

	December 31, 2004	December 31, 2003
Cash & Equivalents	$201.4	$35.2
Other Current Assets	96.1	85.4

Total Current Assets	297.5	120.6
Property & Equipment, Net	1,007.3	967.7
Other Assets	40.2	16.6

Total Assets	$1,345.0	$1,104.9

Current Liabilities	$136.0	$159.4
Long-Term Debt	559.5	299.7
Other Non-current	48.6	45.9

Total Liabilities	744.1	505.0
Total Stockholders' Equity	600.9	599.9

Total Liabilities & Equity	$1,345.0	$1,104.9

Net Book Value per share	$23.47	$21.69

LANDRY'S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000's except per share amounts)

	FOR THE QUARTER ENDED December 31, 2004		FOR THE QUARTER ENDED December 31, 2003		FOR THE YEAR ENDED December 31, 2004		FOR THE YEAR ENDED December 31, 2003
REVENUES	$259,805	100.0%	$254,120	100.0%	$1,167,475	100.0%	$1,105,755	100.0%

COST OF SALES	72,533	27.9%	72,846	28.7%	326,108	28.0%	321,783	29.1%
LABOR	78,263	30.1%	76,537	30.1%	337,633	28.9%	323,284	29.2%
OTHER RESTAURANT OPERATING EXPENSES	68,605	26.4%	66,657	26.2%	282,412	24.2%	271,271	24.6%

RESTAURANT LEVEL PROFIT	$40,404	15.6%	$38,080	15.0%	$221,322	18.9%	$189,417	17.1%
GENERAL & ADMINISTRATIVE	12,899	5.0%	15,346	6.0%	58,320	5.0%	51,704	4.7%
DEPRECIATION & AMORTIZATION	14,860	5.7%	13,220	5.2%	57,294	4.9%	49,092	4.4%
ASSET IMPAIRMENT EXPENSE	—	0.0%	11,601	4.6%	1,709	0.1%	13,144	1.2%
PRE-OPENING COSTS	985	0.4%	1,761	0.7%	5,203	0.4%	8,650	0.8%

TOTAL OPERATING INCOME	$11,660	4.5%	$(3,848)	-1.5%	$98,796	8.5%	$66,827	6.0%
OTHER EXPENSE (INCOME) (1)	20,559		3,260		28,729		11,024

INCOME BEFORE TAXES	(8,899)		(7,108)		70,067		55,803
TAX PROVISION (2)	(21,244)		(8,613)		3,545		10,889

NET INCOME	$12,345		$1,505		$66,522		$44,914

EARNINGS PER SHARE—(Basic)	$0.48		$0.05		$2.46		$1.63
AVERAGE SHARES—(Basic)	25,600		27,500		27,000		27,600

EARNINGS PER SHARE—(Diluted)	$0.47		$0.05		$2.39		$1.59

AVERAGE SHARES—(Diluted)	26,400		28,300		27,800		28,325

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Total Operating Income (Loss)	$11,660		$(3,848)		$98,796		$66,827
Add Back Depreciation and Amortization	14,860		13,220		57,294		49,092
Add Back Asset Impairment Expense	—		11,601		1,709		13,144
Add Back Non Cash Charges	435		742		508		1,636

EBITDA	$26,955		$21,715		$158,307		$130,699

EPS (Diluted) as Reported	$0.47		$0.05		$2.39		$1.59
Impairment Charge and related amounts	$—		$0.33		$—		$0.37
Refinancing Costs	$0.43		$—		$0.41		$—
Reversal of Tax Valuation Allowance, net	$(0.70)		$(0.22)		$(0.67)		$(0.22)
Lease Accounting Change	$0.03		$0.03		$0.03		$0.03

Adjusted EPS (Diluted)	$0.23		$0.19		$2.16		$1.77

(1)	Includes $14.6 million in prepayment costs and $2.0 million in deferred loan costs in the fourth quarter of 2004.

(2)	Net tax benefit of previously reserved tax carry forwards and other attributes ($18.5 million in 2004 and $6.3 million in 2003)